Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF TNAV HOLDINGS, INC.

A DELAWARE CORPORATION

AND

TELENAV, INC.

A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER dated as of — —, 2010, (the “Agreement”) is between TNAV Holdings, Inc., a Delaware corporation (“TNAV Holdings”) and TeleNav, Inc., a Delaware corporation (“TeleNav”). TNAV Holdings and TeleNav are sometimes referred to herein as the “Constituent Corporations.”

R E C I T A L S

A. TNAV Holdings is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital Sixty Five Million Twenty Four Thousand Seven Hundred Twenty Eight (65,024,728) shares of capital stock, of which there are designated Forty One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Six (41,666,666), $0.001 par value, shares of common stock (the “Common Stock”), Three Hundred Thirty Three Thousand Three Hundred Thirty Three (333,333), $0.001 par value, shares of Series A Preferred Stock (the “Series A Preferred”), Four Hundred Two Thousand Three Hundred Ninety Three (402,393), $0.001 par value, shares of Series B Preferred Stock (the “Series B Preferred”), Four Hundred Eighty Eight Thousand Nine Hundred Ninety Nine (488,999), $0.001 par value, shares of Series B Prime Preferred Stock (the “Series B Prime Preferred”), Five Million One Hundred Sixty Two Thousand Two Hundred Sixty Two (5,162,262), $0.001 par value, shares of Series C Preferred Stock (the “Series C Preferred”), Two Million Three Hundred Sixty Six Thousand Nine Hundred Nine (2,366,909), $0.001 par value, shares of Series C Prime Preferred Stock (the “Series C Prime Preferred”), Five Million Two Hundred Twenty Nine Thousand One Hundred Sixty Six (5,229,166), $0.001 par value, shares of Series D Preferred Stock (the “Series D Preferred”) and Nine Million Three Hundred Seventy Five Thousand (9,375,000), $0.001 par value, shares of Series E Preferred Stock (the “Series E Preferred”). The Series A Preferred, Series B Preferred, Series B Prime Preferred, Series C Preferred, Series C Prime Preferred, Series D Preferred and Series E Preferred are, together, referred to herein as the “Preferred Stock” and, together with the Common Stock, as “TNAV Stock.” As of the date of this Agreement of Merger, 1,000 shares of Common Stock are issued and outstanding, all of which were held by TeleNav. No shares of Preferred Stock are outstanding.

B. TeleNav is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of Seven Hundred Eighty Million Two Hundred Ninety Six Thousand Seven Hundred Eighty (780,296,780) shares of capital stock, of which there are designated Five Hundred Million (500,000,000), $0.001 par value, shares of common stock (the “TeleNav Common Stock”), Four Million (4,000,000), $0.001 par value, shares of Series A Preferred Stock (the “TeleNav Series A Preferred”), Four Million Eight Hundred Twenty Eight Thousand Seven Hundred and Twenty Two (4,828,722), $0.001 par value, shares of Series B Preferred Stock (the “TeleNav Series B Preferred”), Five Million Eight Hundred Sixty Seven Thousand Nine Hundred Ninety Six (5,867,996), $0.001 par value, shares of Series B Prime Preferred Stock (the “TeleNav Series B Prime Preferred”), Sixty One Million Nine Hundred Forty Seven Thousand One Hundred Fifty (61,947,150), $0.001 par value, shares of Series C Preferred Stock (the “TeleNav Series C Preferred”), Twenty Eight Million Four Hundred Two Thousand Nine

Hundred Twelve (28,402,912), $0.001 par value, shares of Series C Prime Preferred Stock (the “TeleNav Series C Prime Preferred”), Sixty Two Million Seven Hundred Fifty Thousand (62,750,000), $0.001 par value, shares of Series D Preferred Stock (the “TeleNav Series D Preferred”) and One Hundred Twelve Million Five Hundred Thousand (112,500,000), $0.001 par value, shares of Series E Preferred Stock (the “TeleNav Series E Preferred”). The TeleNav Series A Preferred, TeleNav Series B Preferred, TeleNav Series B Prime Preferred, TeleNav Series C Preferred, TeleNav Series C Prime Preferred, TeleNav Series D Preferred and TeleNav Series E Preferred are, together, referred to herein as the “TeleNav Preferred Stock.” As of the record date of the meeting of stockholders at which this Agreement of Merger was approved, 138,298,252 shares of TeleNav Common Stock, 4,000,000 shares of TeleNav Series A Preferred, 4,828,722 shares of TeleNav Series B Preferred, 5,867,996 shares of TeleNav Series B Prime Preferred, 61,947,150 shares of TeleNav Series C Preferred, 28,402,912 shares of TeleNav Series C Prime Preferred, 62,750,000 shares of TeleNav Series D Preferred and 109,483,679 shares of TeleNav Series E Preferred were issued and outstanding.

C. In April, 2009, the Board of Directors of TeleNav sought, and subsequently obtained, ratification (the “2009 Ratification”) of the certificate of amendment to the Second Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 2, 2000 (the “Stock Split Amendment”), which, among other things, effected a two-for-one stock split (the “Stock Split”) and an increase in the then-authorized number of shares of the Company’s TeleNav Common Stock and TeleNav Series A Preferred and TeleNav Series B Preferred, and the issuance of shares of TeleNav Common Stock, TeleNav Series A Preferred and TeleNav Series B Preferred pursuant thereto (the “Ratified Stock Split Shares”).

D. The 2009 Ratification also ratified the issuance of shares of TeleNav Series B Prime Preferred pursuant to the filing by TeleNav with the Secretary of State on November 19, 2001, of its Third Amended and Restated Certificate of Incorporation (the shares so issued the “Ratified Series B Prime Preferred Shares”).

E. As the final step in remedying the record-keeping issues that resulted in the Board seeking the 2009 Ratification, and to ensure that there is no question regarding the valid issuance of the Ratified Stock Split Shares or the Ratified Series B Prime Preferred Shares (together, the “Ratified Shares”), the Board of Directors of TeleNav has determined that it is advisable and in the best interests of TeleNav that TeleNav merge with and into TNAV Holdings upon the terms and conditions herein provided.

F. The respective Boards of Directors of TNAV Holdings and TeleNav have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, TNAV Holdings and TeleNav hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law, TeleNav shall be merged with and into TNAV Holdings (the “Merger”), the separate existence of TeleNav shall cease and TNAV Holdings shall be, and is herein sometimes referred as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be TeleNav, Inc.

1.2 Filing and Effectiveness. The Merger shall be completed when the following actions shall have been completed:

(a) This Agreement and Merger was adopted and approved by the stockholders of TNAV Holdings and TeleNav in accordance with the requirements of the Delaware General Corporation Law;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) This Agreement or a Certificate of Merger meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State.

Pursuant to Section 251 of the Delaware General Corporation Law, the date and time when the Merger shall become effective, shall be the date upon which subsections (a), (b) and (c) of this Section 1.2 are satisfied is herein called the “Effective Date of the Merger.”

1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of TeleNav shall cease and TNAV Holdings, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and TeleNav’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of TeleNav in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of TNAV Holdings as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of TeleNav in the same manner as if TNAV Holdings had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of TNAV Holdings as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of TNAV Holdings as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of TNAV Holdings immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III. MANNER OF CONVERSION OF STOCK AND RIGHTS

3.1 TeleNav Common Shares. Upon the Effective Date of the Merger, each share of TeleNav Common Stock, issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for 1/12th of a fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. No fractional share interests of Surviving Corporation Common Stock shall be issued. In lieu thereof, any fractional share interests to which a holder would otherwise be entitled shall be aggregated.

3.2 TeleNav Preferred Shares. Upon the Effective Date of the Merger, each share of TeleNav Series A Preferred, TeleNav Series B Preferred, TeleNav Series B Prime Preferred, TeleNav Series C Preferred, TeleNav Series C Prime Preferred, TeleNav Series D Preferred and TeleNav Series E Preferred,

$0.001 par value, issued and outstanding immediately prior to the Merger, which shares are convertible into such number of shares of TeleNav Common Stock as set forth in the TeleNav Certificate of Incorporation, as amended, shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into or exchanged for 1/12th of a fully paid and nonassessable share of Series A Preferred, Series B Preferred, Series B Prime Preferred, Series C Preferred, Series C Prime Preferred, Series D Preferred and Series E Preferred of TNAV Holdings, $0.001 par value, respectively, having such rights, preferences and privileges as set forth in the Amended and Restated Certificate of Incorporation of the Surviving Corporation, which shares of Preferred Stock shall be convertible into the same number of shares of the Surviving Corporation’s Common Stock, $0.001 par value, as such share of TeleNav Preferred Stock was so convertible into immediately prior to the Effective Date of the Merger, subject to adjustment pursuant to the terms of the Certificate of Incorporation of the Surviving Corporation. No fractional share interests of Surviving Corporation Preferred Stock shall be issued. In lieu thereof, any fractional share interests to which a holder would otherwise be entitled shall be aggregated.

3.3 TeleNav Options, Warrants, Stock Purchase Rights and Convertible Securities.

(a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume the obligations of TeleNav under, and continue, the option plans (including, without limitation, the 1999 Stock Option Plan, 2002 Executive Stock Option Plan, 2009 Equity Incentive Plan, and any and all nonplan option agreements) and all other employee benefit plans of TeleNav. Each outstanding and unexercised option, warrant, other right to purchase, or security convertible into, TeleNav Common Stock or TeleNav Preferred Stock (a “Right”) shall become, subject to the provisions in paragraph (c) hereof, an option, warrant, right to purchase or a security convertible into the Surviving Corporation’s Common Stock or Preferred Stock, respectively, on the basis of 1/12th of a share of the Surviving Corporation’s Common Stock or Preferred Stock, as the case may be, for each one share of TeleNav Common Stock or TeleNav Preferred Stock, as the case may be, issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such TeleNav Right at the Effective Date of the Merger. This paragraph 3.3(a) shall not apply to TeleNav Common Stock or TeleNav Preferred Stock or to the Ratified Shares. Such TeleNav Common Stock and TeleNav Preferred Stock and Ratified Shares are subject to paragraphs 3.1, 3.2 and 3.5, respectively, hereof.

(b) A number of shares of the Surviving Corporation’s Common Stock and Preferred Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights and convertible securities equal to the number of shares of TeleNav Common Stock and TeleNav Preferred Stock so reserved immediately prior to the Effective Date of the Merger.

(c) The assumed Rights shall not entitle any holder thereof to a fractional share upon exercise or conversion (unless the holder was entitled to a fractional interest immediately prior to the Merger). In lieu thereof, any fractional share interests to which a holder of an assumed Right (other than an option issued pursuant to TNAV Holdings’ 1999 Stock Option Plan, 2002 Executive Stock Option Plan, 2009 Equity Incentive Plan, and any nonplan option agreements) would otherwise be entitled upon exercise or conversion shall be aggregated (but only with other similar Rights which have the same per share terms) and any resulting fractional rights shall be cancelled.

Notwithstanding the foregoing, with respect to options issued under the TeleNav 1999 Stock Option Plan, 2002 Executive Stock Option Plan, 2009 Equity Incentive Plan, and nonplan option agreements that are assumed in the Merger, the number of shares of Common Stock to which the holder would be otherwise entitled upon exercise of each such assumed option following the Merger shall be rounded down to the nearest whole number and the exercise price shall be rounded up to the nearest whole cent. In addition, no “additional benefits” (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

3.4 TNAV Holdings Common Stock. Upon the Effective Date of the Merger, each share of Common Stock, $0.001 par value, of TNAV Holdings issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by TNAV Holdings, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

3.5 Exchange of Ratified Shares. In exchange for the Ratified Shares to the extent such Shares are not converted automatically pursuant to Section 3.1 or Section 3.2 hereof, the Surviving Corporation shall, subject to the terms and conditions set forth in this Agreement, issue with respect to each surrendered Ratified Share 1/12th of a fully paid and nonassessable share of stock of the Surviving Corporation of the class and series into which such Ratified Share would have been converted had such Share been validly issued and outstanding on the Effective Date of the Merger (the “Exchange”); provided, that each former holder of Ratified Shares agrees to the release of all of such holder’s Rights relating to any defect in the issuance of any of the Ratified Shares, including all of such holder’s right, title and interest in and to any defectively issued shares of TeleNav stock, together with any and all potential or actual claims or rights, whether at law or in equity, relating to the issuance of the Ratified Stock Split Shares or the Ratified Series B Prime Preferred Shares (the “Release”).

3.6 Transmittal of Shares of TeleNav Stock and Ratified Shares. Promptly after the Effective Time, the Surviving Corporation shall mail to each holder of record of shares of TeleNav Stock issued and outstanding immediately prior to the Effective Time and to each holder of Ratified Shares a letter of transmittal, which shall contain the Release and specify instructions regarding the exchange for new certificates representing shares of TeleNav Common Stock and/or TeleNav Preferred Stock (in consideration of the exchange of certificates representing shares of TeleNav Stock and/or the Ratified Shares and the Release), as applicable. Notwithstanding anything in this Agreement to the contrary, only upon delivery to the Surviving Corporation of such Letter of Transmittal, properly completed and duly executed, together with such other documents as may be required pursuant to the instructions in such Letter of Transmittal, shall the holder of such shares of TeleNav Stock and/or Ratified Shares (and upon such delivery thereof to the Surviving Corporation such holder shall) be entitled to receive in exchange therefor a certificate representing that number of shares of the Surviving Corporation which such holder, pursuant to the Merger or the Exchange, as applicable, has the right to receive in respect of the shares of TeleNav Stock or Ratified Shares, as applicable, formerly represented by such certificate. In the event of a transfer of ownership of shares of TeleNav Stock and/or Ratified Shares that is not registered in the transfer records of TeleNav, a certificate representing the proper number and class or series of shares of stock of the Surviving Corporation may be issued to a transferee if a Letter of Transmittal, together with the original certificate representing such shares of TeleNav Stock and/or Ratified Shares, is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Notwithstanding anything in this Agreement to the contrary, until surrendered as contemplated by this Section 3.6, after the Effective Time each original certificate representing TeleNav Stock shall be deemed to represent only the right to receive, upon such surrender, a certificate representing that number of shares of the Surviving Corporation which such holder, pursuant to the Merger has the right to receive in respect of the shares of TeleNav Stock formerly represented by such certificate.

3.7 Dissenter’s Rights.

(a) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of TeleNav Stock that are issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (a “Dissenting Stockholder,” and collectively, the “Dissenting Stockholders”), shall not be converted into stock of the Surviving Corporation, but instead such holder shall be entitled to payment of the fair value of such shares (the “Dissenting Shares”) in accordance with the provisions of Section 262 of the DGCL (and as of the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of TeleNav Stock shall thereupon be treated as if they had been converted into stock of the Surviving Corporation, as of the Effective Time, for each such share of TeleNav Stock in accordance with Section 3.1 or 3.2, as applicable, upon surrender in the manner provided in Section 3.6, of the certificate or certificates that formerly evidenced such shares of TeleNav Stock.

(b) Dissenting Ratified Shares. Notwithstanding anything in this Agreement to the contrary, holders of Ratified Shares who did not vote in favor of the adoption of the Merger Agreement and approval of the Merger (or consent thereto in writing), are hereby entitled to demand and may properly demand appraisal of the Ratified Shares regardless of whether such Ratified Shares are deemed to be issued and outstanding immediately prior to the Effective Time in the same manner as if such holder were a stockholder of TeleNav immediately prior to the Effective Time if such former holder complies in all respects with the provisions of Section 262 of the DGCL (a “Dissenting Ratified Stockholder,” and collectively, the “Dissenting Ratified Stockholders”) that would have otherwise been applicable to any demand for, and perfection of, appraisal rights in respect of shares corresponding to the Ratified Shares. If any such Dissenting Ratified Stockholder complies in all respects with the provisions of Section 262 of the DGCL, such Dissenting Ratified Stockholder shall be entitled to payment of the fair value of such shares (the “Dissenting Ratified Shares”) in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Ratified Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Ratified Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Ratified Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder shall continue to have the right to exchange, pursuant to Section 3.5, such Ratified Shares (to the extent they are not deemed validly issued and outstanding prior to the Effective Time) for corresponding shares of Surviving Corporation.

IV. GENERAL

4.1 Covenants of TNAV Holdings. TNAV Holdings covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) Qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California General Corporation Law.

(b) File any and all documents with the California Franchise Tax Board necessary for the assumption by TNAV Holdings of all of the franchise tax liabilities of TeleNav.

(c) Take such other actions as may be required by the California General Corporation Law.

4.2 Further Assurances. From time to time, as and when required by TNAV Holdings or by its successors or assigns, there shall be executed and delivered on behalf of TeleNav such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by TNAV Holdings the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of TeleNav and otherwise to carry out the purposes of this Agreement, and the officers and directors of TNAV Holdings are fully authorized in the name and on behalf of TeleNav or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either TeleNav or of TNAV Holdings, or of both, notwithstanding the approval of this Agreement by the stockholders of TeleNav or by the sole stockholder of TNAV Holdings, or by both.

4.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

4.5 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle and Corporation Service Company, is the registered agent of the Surviving Corporation at such address.

4.6 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1130 Kifer Road, Sunnyvale, CA 94086, and copies thereof will be furnished to any stockholder of either Constituent Corporation upon request and without cost.

4.7 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

4.8 FIRPTA Notification.

(a) On the Effective Date of the Merger, TeleNav shall deliver to TNAV Holdings, as agent for the stockholders of TeleNav, a properly executed statement (the “Statement”) substantially in the form attached hereto as Exhibit A. TNAV Holdings shall retain the Statement for a period of not less than seven years and shall, upon request, provide a copy thereof to any person that was a stockholder of TeleNav immediately prior to the Merger. In consequence of the approval of the Merger by the stockholders of TeleNav, (i) such stockholders shall be considered to have requested that the Statement be delivered to TNAV Holdings as their agent and (ii) TNAV Holdings shall be considered to have received a copy of the Statement at the request of the TeleNav stockholders for purposes of satisfying TNAV Holdings’ obligations under Treasury Regulation Section 1.1445-2(c)(3).

(b) TeleNav shall deliver to the Internal Revenue Service a notice regarding the Statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

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IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of TNAV Holdings and TeleNav is hereby executed on behalf of each of such two corporations.

TeleNav, Inc.
a Delaware corporation

By:
H.P. Jin, President and Chief
Executive Officer

TNAV Holdings, Inc.
a Delaware corporation

By:
H.P. Jin, President and Chief
Executive Officer

EXHIBIT A

— —, 2010

TO THE STOCKHOLDERS OF TELENAV, INC.:

In connection with the merger (the “Merger”) of TeleNav, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of — —, 2010 between the Company and TNAV Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“TNAV Holdings”), your shares of Company stock will be replaced by shares of stock in TNAV Holdings.

In order to establish that (i) you will not be subject to tax under Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”), in consequence of the merger and (ii) TNAV Holdings will not be required under Section 1445 of the Code to withhold taxes from the TNAV Holdings stock that you will receive in connection therewith, the Company hereby represents to you that, as of the date of this letter, shares of Company stock do not constitute a “United States real property interest” within the meaning of Section 897(c) of the Code and the regulations issued thereunder.

A copy of this letter will be delivered to TNAV Holdings pursuant to Section 4.8 of the Agreement.

Under penalties of perjury, the undersigned officer of the Company hereby declares that, to the best knowledge and belief of the undersigned, the facts set forth herein are true and correct.

Sincerely,

H.P. Jin, President and Chief
Executive Officer